Exhibit 4.4

Execution Version

LOCK-UP AND PUT OPTION AGREEMENT

This LOCK-UP AND PUT OPTION AGREEMENT (this “Agreement”) is made and entered into as of November 12, 2012, by and between _________ (“Holder”), and Nautilus Marine Acquisition Corp., a Marshall Islands corporation (“Company”).

WHEREAS, the Company intends, but has not made any public announcement of such intention, to conduct a public self-tender offer for up to $42,999,992.50 in consideration (the “Total Consideration”) of shares of its common stock, $0.0001 par value per share (“Common Stock”), at a per share price of $10.10 (the “Purchase Price”), subject to the other terms and conditions thereof which shall be determined by and in the sole discretion of the Company’s board of directors (the “Board of Directors” and such offer, the “Tender Offer”);

WHEREAS, as of the date hereof, Holder owns of record an aggregate of _____ shares (the “Lock-up Shares”) of Common Stock, which constitutes approximately _____% of the currently issued and outstanding shares of Common Stock;

WHEREAS, Holder has determined that it will not, for a period commencing on the date of this Agreement and ending on the eleventh (11th) Business Day (as defined below) following the expiration date of the Tender Offer (as such expiration date may be amended by the Company in its discretion from time to time, the “Lock-up Period”), transfer, exercise its right to tender pursuant to the Tender Offer, or otherwise dispose of, the Lock-up Shares; and

WHEREAS, the Company and Holder desire to make certain covenants and agreements with one another regarding the foregoing pursuant to this Agreement.

NOW THEREFORE, in consideration of the agreements, covenants, representations and promises of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

SECTION 1
LOCK-UP

1.1           No Purchase of Common Stock.  Commencing on the date of this Agreement and until the expiration of the Lock-up Period, Holder agrees that it and its affiliates will not, directly or indirectly, purchase, offer to purchase, promise to purchase or enter into an agreement or contract to purchase any shares of Common Stock or any derivative security thereof.

1.2           No Sale of Common Stock.  Except as expressly contemplated by this Agreement, commencing on the date of this Agreement until the expiration of the Lock-up Period, Holder agrees, on behalf of itself and its affiliates, that it and its affiliates will not, directly or indirectly, with respect to the Lock-up Shares: (a) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, any Lock-up Shares, including in connection with the Tender Offer, or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.  The foregoing sentence shall not apply to the Company’s redemption of the Lock-up Shares in the event that the Company commences liquidation and dissolution proceedings due to the Company’s failure to consummate a business combination as provided for in the Company’s governing documents.

SECTION 2
GRANT OF PUT RIGHT; ESCROW AGENT

2.1           The Company hereby grants to Holder an option (the “Put Option”) to require the Company to purchase all or any portion of the Lock-up Shares (such portion of the Lock-Up Shares, as determined by Holder in its discretion, the “Put Shares”) at a purchase price of $10.30 - agreed upon premium to $10.10 per share (the “Option Price”).  The Put Option shall be exercisable during the period commencing on the date the Lock-up Period expires and terminating on the second (2nd) Business Day following the expiration of the Lock-Up Period (the “Option Period”).

2.2           The Put Option shall be exercised by Holder delivering an irrevocable written notice (“Option Notice”) to the Company within the Option Period.  The closing of the transaction contemplated by the Put Option (the “Put Closing”) shall occur on the second (2nd) business day following the valid exercise the Put Option.  The Option Notice shall indicate the number of Put Shares that Holder desires to be included as part of the Put Option.

2.3           At the Put Closing: (i) Holder will transfer the Put Shares to the Company free and clear of all liens and encumbrances pursuant to mutually agreeable instruments of assignment either through the delivery of one or more physical certificates therefore or through the facilities of the Depository Trust Company and (ii) the Company shall cause the Escrow Agent (as defined below) to pay the Option Price to Holder by wire transfer of immediately available funds.  The Put Option shall terminate and be of no further force or effect in the event that the Option Notice is not timely delivered during the Option Period.

2.4           Concurrently with the consummation of the Tender Offer, the Company shall: (i) establish an escrow account (the “Escrow Account”) with American Stock Transfer & Trust Company or such other escrow agent mutually acceptable to the Company and Holder (the “Escrow Agent”) pursuant to a customary escrow agreement mutually acceptable to the Company and Holder and (ii) deposit into the Escrow Account funds equal to the Option Price.  Should the Put Closing occur, the Option Price shall be paid from the Escrow Account by the Escrow Agent as provided for in Section 2.3 above.

2.5           As used herein, the term “Business Day” shall mean any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by law to be closed for business.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF HOLDER

The Holder hereby represents and warrants to the Company as follows:

3.1           Ownership of Shares.  Holder owns of record the number of issued and outstanding Lock-up Shares set forth in the recitals to this Agreement.  The Lock-up Shares, if and when put to the Company pursuant to the Put Option, when delivered to the Company shall be free and clear of any liens, claims or encumbrances, including rights of first refusal and similar claims, except for restrictions of applicable law.  Other than as set forth in this Agreement, Holder is not a party to any agreement providing for restrictions on the transfer of the Lock-up Shares and no such restrictions exist under any law, rule, regulation or order applicable to Holder, other than applicable securities laws.

3.2           Authorization.  Holder has full right, power and authority to execute, deliver and perform this Agreement and to deliver the Lock-up Shares to the Company as contemplated by the Put Option. This Agreement is the legal, valid and binding obligation of Holder, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or affecting the rights of creditors or creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

3.3           No Violation; No Consent.  The execution and delivery of, and the performance by the Holder of its obligations under, this Agreement, and the consummation of the transactions contemplated hereby by Holder, do not and will not: (a) constitute a breach or violation of or default under any judgment, decree or order or any agreement or instrument of Holder or to which Holder is subject, (b)  result in the creation or imposition of any lien upon the Lock-Up Shares, and (c) require the approval or consent of, or notice to, any governmental entity or any third party.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Holder as follows:

4.1           Organization and Corporate Power; Authorization.  The Company is a corporation duly incorporated, validly existing and in good standing under the Republic of the Marshall Islands.  The Company has the requisite power and authority to execute, deliver and perform this Agreement and to acquire the Lock-up Shares upon the valid exercise of the Put Option.  As of the Put Closing, the Company will have, or have access to, sufficient capital to purchase the Lock-up Shares as contemplated hereunder.  The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Company.  This Agreement and any other agreements, instruments, or documents entered into by the Company pursuant to this Agreement have been duly executed and delivered by the Company and are the legal, valid and, assuming due execution by the other parties hereto, binding obligations of the Company, enforceable against the Company in accordance with their terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or affecting the rights of creditors or creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

4.2           No Violation; No Consent.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company: (a) will not constitute a breach or violation of or default under any judgment, decree or order or any agreement or instrument of the Company or to which the Company is subject, and (b) will not require the consent of or notice to any governmental entity or any party to any contract, agreement or arrangement with the Company.

SECTION 5
CONDITIONS TO THE COMPANY’S OBLIGATIONS

The obligations of the Company under Section 2 to purchase the Lock-up Shares at the Put Closing from Holder are subject to the fulfillment as of the Put Closing of each of the following conditions unless waived by the Company in writing:

5.1           Representations and Warranties. The representations and warranties of Holder contained herein shall be true and correct on and as of the date of the Put Closing with the same effect as though such representations and warranties had been made on and as of the date of the Put Closing.

5.2           Performance. Holder shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of the Put Closing.

5.3           Tender Offer Closed.  The Tender Offer shall have been successfully consummated and closed, and the Company shall have purchased shares of Common Stock pursuant thereto in accordance with the terms thereof.

5.4           Delivery of Shares. Holder shall have delivered all of the Lock-up Shares free and clear of any liens, claims or encumbrances, along with all documents or other instruments necessary for a valid transfer.

5.5           No Violation.  The consummation of the transactions contemplated hereby would constitute a material violation of any applicable laws, rules or regulations or a breach of or default under the Company’s charter documents.

SECTION 6
MISCELLANEOUS

6.1           Severability.  If any term or provision of this Agreement or the performance thereof shall be invalid or unenforceable to any extent, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be valid and enforced to the fullest extent permitted by law.

6.2           Entire Agreement.  This Agreement, as the same may be amended from time to time in accordance with the terms hereof, contains the entire agreement between the parties hereto relating to the specific subject matter hereof and supersedes in all respects any prior, contemporaneous or other agreement or understanding concerning such subject matter as between the Company and Holder.

6.3           Waiver.  The failure of any of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way effect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement.  No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

6.4           Amendment. This Agreement may only be amended by written agreement of the parties hereto.

6.5           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.  Delivery of a signed counterpart of this Agreement by facsimile or electronic transmission shall constitute valid and sufficient delivery thereof.

6.6           Headings.  The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

6.7           Mutual Drafting.  This Agreement is the joint product of Holder and the Company and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

6.8           Governing Law; Arbitration.  This Agreement shall be governed by and construed under the laws of the State of New York, USA, without regard to conflicts of laws principles.  Any controversy or claims arising out of or relating to a party’s performance under this Agreement, the parties’ inability to agree on any provision to be agreed upon or the interpretation or effectiveness of this Agreement, shall upon the written request of a party have the right to commence arbitration proceedings to resolve the dispute in accordance with the following procedures.  All disputes arising out of or in connection with this Agreement shall be finally settled under the rules of the American Arbitration Association (“AAA”) by a single arbitrator appointed in accordance with said rules.  Any party to this Agreement shall also have the right to have recourse to, and shall be bound by, the Pre-Arbitral Procedures of the AAA in accordance with the rules of the AAA, including without limitation any order of a single referee or arbitrator for preliminary injunction.  Any arbitration pursuant to this Section 6.8 shall be conducted in the English language and shall be held in New York, New York.  The decisions of the arbitrator shall be rendered to the parties in writing, and shall be final and binding.  The costs and expenses of the arbitrator shall be borne equally by the parties, but each party shall bear its own expenses incurred in the proceedings.  The arbitrator shall have no authority to award punitive damages.

6.9           Notices.  All notices and all other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by registered or certified mail, postage prepaid (return receipt requested), sent by facsimile (receipt of which is confirmed) or sent by a nationally recognized overnight courier (receipt of which is confirmed) to a party at the following address (or at such other address for a party as shall be specified by like notice): if to Holder: ____________; If to the Company: Nautilus Marine Acquisition Corp., 90 Kifissias Avenue, Maroussi 15125, Athens, Greece, Attention: Prokopios “Akis” Tsirigakis, Facsimile: +30 210 876 487711; with a copy (which shall not constitute notice) to: Ellenoff Grossman & Schole LLP, 150 East 42nd Street, 11th Floor, New York, NY 10017, Attention:  Barry I. Grossman, Esq., Facsimile: 212-370-7889.  Each such notice or other communication shall be effective at the time of receipt if delivered personally or sent by facsimile (with receipt confirmed) or nationally recognized overnight courier (with receipt confirmed), or three (3) business days after being mailed, registered or certified mail, postage prepaid, return receipt requested.

6.10           Trust Waiver. Reference is made to the final prospectus of the Company, dated July 14, 2011 (File No. 333-174634) (the “Prospectus”).  Holder, on behalf of itself and its affiliates, warrants and represents that it has read the Prospectus and understands that the Company has established a trust account containing the proceeds of the IPO and certain additional proceeds (collectively with the initial principal and interest accrued from time to time thereon, the “Trust Account”) initially in an amount of $48,480,000 for the benefit of the Company’s public stockholders (“Public Stockholders”) and certain parties (including the underwriters of the IPO) and that, except as otherwise described in the Prospectus, the Company may disburse monies from the Trust Account only: (i) to the Public Stockholders in the event they elect to redeem their shares of common stock of the Company in connection with the consummation of its initial business combination (as such term is used in the Prospectus) (“Business Combination”), (ii) to the Public Stockholders if the Company fails to consummate its Business Combination within 19 months from the closing of the IPO and (iii) to the Company after or concurrently with the consummation of its Business Combination.  For and in consideration of the Company entering into this Agreement with Holder and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Holder, on behalf of itself and its affiliates, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against, the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between the Company and Holder, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”).  Holder, on behalf of itself and its affiliates, hereby irrevocably waives any Claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including, without limitation, for an alleged breach of this Agreement).  Holder, on behalf of itself and its affiliates, agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Company to induce it to enter in this Agreement, and Holder further intends and understands such waiver to be valid, binding and enforceable under applicable law.  To the extent Holder or any affiliate of Holder commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company, which proceeding seeks, in whole or in part, monetary relief against the Company, Holder, on behalf of itself and its affiliates, hereby acknowledges and agrees that its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Holder (or any party claiming on Holder’s behalf or in lieu of Holder) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.  In the event that Holder (or any party claiming on Holder’s behalf or in lieu of Holder) commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Holder, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, the Company shall be entitled to recover from Holder the associated legal fees and costs in connection with any such action, in the event the Company prevails in such action or proceeding.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first specified above.

NAUTILUS MARINE ACQUISITION CORP.

By:
Name: George Syllantavos
Title: Co- Chief Executive Officer

HOLDER

By:
Name:
Title: